Exhibit 99.1

Oaktree Capital I, L.P.
Consolidated Financial Statements
For the year ended December 31, 2025 and the six months ended December 31, 2024

Report of Independent Auditors

To the Unitholders of Oaktree Capital I, L.P.

Opinion

We have audited the consolidated financial statements of Oaktree Capital I, L.P. (the “Company”), which comprise the consolidated statements of financial condition as of December 31, 2025 and 2024, and the consolidated statements of operations, cash flows and changes in unitholders’ capital for the year ended December 31, 2025 and the six months ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and the six months ended December 31, 2024 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Ernst & Young LLP

Los Angeles, California
March 24, 2026

PART I. FINANCIAL INFORMATION
Oaktree Capital I, L.P.
Consolidated Statement of Financial Condition
($ in thousands)

	As of December 31,
	2025	2024
Assets
Cash and cash-equivalents	$26,984	$34,589
U.S. Treasury and other securities	236,287	572
Corporate investments (includes $221,685 and $172,053 measured at fair value as of December 31, 2025 and 2024, respectively)	987,061	1,065,148
Due from affiliates	421,766	447,366
Other assets	33,408	35,685
Assets of consolidated funds:
Cash and cash-equivalents	584,353	383,908
Investments, at fair value	4,690,467	2,426,357
Dividends and interest receivable	21,625	12,992
Due from brokers	16	—
Receivable for securities sold	16,844	40,096
Derivative assets, at fair value	1,769	3,654
Other assets, net	2,882	550
Total assets	$7,023,462	$4,450,917
Liabilities and Unitholders’ Capital
Liabilities:
Accrued compensation expense	$124,190	$96,913
Accounts payable, accrued expenses and other liabilities	12,953	13,277
Due to affiliates	7,954	24,315
Debt obligations (Note 9)	532,333	206,482
Liabilities of consolidated funds:
Accounts payable, accrued expenses and other liabilities	87,469	31,163
Payables for securities purchased	202,370	256,529
Derivative liabilities, at fair value	846	374
Distributions payable	798	574
Debt obligations of the consolidated funds	99,500	74,500
Debt obligations of CLOs	3,408,362	1,670,352
Total liabilities	4,476,775	2,374,479
Commitments and contingencies (Note 11)
Non-controlling redeemable interests in consolidated funds	1,107,603	545,198
Unitholders’ capital:
Series A preferred units, 7,200,000 units issued and outstanding as of December 31, 2025 and 2024	173,669	173,669
Series B preferred units, 9,400,000 units issued and outstanding as of December 31, 2025 and 2024	226,915	226,915
Unitholders’ capital	1,038,500	1,130,656
Total unitholders’ capital	1,439,084	1,531,240
Total liabilities and unitholders’ capital	$7,023,462	$4,450,917
Please see accompanying notes to consolidated financial statements.

Oaktree Capital I, L.P.
Consolidated Statement of Operations
(in thousands, except per unit amounts)

	Twelve months ended December 31, 2025	Six months ended December 31, 2024
Revenues:
Incentive income	$411,478	$239,786
Expenses:
Incentive income compensation	(142,035)	(78,948)
Total compensation and benefits expense	(142,035)	(78,948)
General and administrative	(5,471)	(2,973)
Consolidated fund expenses	(12,928)	(5,373)
Total expenses	(160,434)	(87,294)
Other income:
Interest expense	(59,242)	(20,632)
Interest and dividend income	137,854	57,757
Net realized (loss) gain on consolidated funds’ investments	(2,301)	(329)
Net change in unrealized (depreciation) appreciation on consolidated funds’ investments	(4,283)	6,197
Investment income	10,340	25,716
Other expense, net	—	(425)
Total other income	82,368	68,284
Net income	333,412	220,776
Less:
Net income attributable to non-controlling interests in consolidated funds	(40,396)	(18,077)
Net income attributable to Oaktree Capital I, L.P.	293,016	202,699
Net income attributable to preferred unitholders	(27,316)	(13,658)
Net income attributable to Oaktree Capital I, L.P. unitholders	$265,700	$189,041

Please see accompanying notes to consolidated financial statements.

Oaktree Capital I, L.P.
Consolidated Statement of Cash Flows
(in thousands)

	Twelve months ended December 31, 2025	Six months ended December 31, 2024
Cash flows from operating activities:
Net income	$333,412	$220,776
Adjustments to reconcile net income to net cash used in operating activities:
Investment income	(10,340)	(25,716)
Net realized and unrealized gain from consolidated funds’ investments	6,584	(5,868)
Accretion of original issue and market discount of consolidated funds’ investments, net	(1,312)	5,465
Income distributions from corporate investments in funds and companies	126,846	131,741
Other non-cash items	219	(3,330)
Cash flows due to changes in operating assets and liabilities:
Decrease in other assets	1,926	22,164
Increase in net due from affiliates	(12,612)	(488,851)
Increase in accrued compensation expense	27,277	50,237
(Decrease) increase in accounts payable, accrued expenses and other liabilities	(327)	10,780
Cash flows due to changes in operating assets and liabilities of consolidated funds:
Increase in dividends and interest receivable	(20,161)	(7,381)
Increase in due from brokers	(16)	—
Decrease in receivables for securities sold	19,179	25,621
Decrease (increase) in other assets	2,801	(6,240)
Increase in accounts payable, accrued expenses and other liabilities	64,572	2,462
(Decrease) increase in payables for securities purchased	(33,145)	72,368
Purchases of securities	(4,145,719)	(1,404,703)
Proceeds from maturities and sales of securities	1,903,464	494,983
Net cash used in operating activities	(1,737,352)	(905,492)
Cash flows from investing activities:
Purchases of U.S. Treasury and other securities	(591,287)	(44,045)
Proceeds from maturities and sales of U.S. Treasury and other securities	355,572	213,473
Corporate investments in funds and companies	(278,322)	(177,025)
Distributions and proceeds from corporate investments in funds and companies	214,951	216,034
Net cash (used) provided by investing activities	(299,086)	208,437

(continued)

Please see accompanying notes to consolidated financial statements.

Oaktree Capital I, L.P.
Consolidated Statement of Cash Flows — (Continued)
(in thousands)

	Twelve months ended December 31, 2025	Six months ended December 31, 2024
Cash flows from financing activities:
Capital contributions, net	$—	$200
Distributions to unitholders	(331,180)	(89,280)
Distributions to preferred unitholders	(27,316)	(13,658)
Net proceeds from issuance of debt obligations	300,000	—
Payment of debt issuance costs	(1,927)	—
Cash flows from financing activities of consolidated funds:
Contributions from non-controlling interests	783,639	294,401
Distributions to non-controlling interests	(277,369)	(50,390)
Payment of debt issuance costs	(7,318)	(4,277)
Borrowings on credit facilities	2,603,878	1,466,001
Repayments on credit facilities	(856,729)	(597,487)
Net cash provided by financing activities	2,185,678	1,005,510
Effect of exchange rate changes on cash	27,298	(6,696)
Net increase in cash and cash-equivalents	176,538	301,759
Deconsolidation of funds	—	356
Initial consolidation of funds	16,302	—
Cash and cash-equivalents, beginning balance	418,497	116,382
Cash and cash-equivalents, ending balance	$611,337	$418,497

Supplemental cash flow disclosures:
Cash paid for interest	$116,666	$33,376

Reconciliation of cash and cash-equivalents
Cash and cash-equivalents – Oaktree	$26,984	$34,589
Cash and cash-equivalents – consolidated funds	584,353	383,908
Total cash and cash-equivalents	$611,337	$418,497

Please see accompanying notes to consolidated financial statements.

Oaktree Capital I, L.P.
Consolidated Statement of Changes in Unitholders’ Capital
(in thousands)

	Series A Preferred Units	Series B Preferred Units	Unitholders’ Capital	Total Unitholders’ Capital

Unitholders’ capital as of July 1, 2024	$173,669	$226,915	$1,033,534	$1,434,118
Activity for the six months ended:
Capital contributions	—	—	200	200
Distributions declared	(5,962)	(7,696)	(92,119)	(105,777)
Net income	5,962	7,696	189,041	202,699
Unitholders’ capital as of December 31, 2024	$173,669	$226,915	$1,130,656	$1,531,240

Activity for the twelve months ended:
Distributions declared	(11,924)	(15,392)	(357,856)	(385,172)
Net income	11,924	15,392	265,700	293,016
Unitholders’ capital as of December 31, 2025	$173,669	$226,915	$1,038,500	$1,439,084

Please see accompanying notes to consolidated financial statements.

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements
December 31, 2025
($ in thousands, except where noted)

1. ORGANIZATION AND BASIS OF PRESENTATION
As used in these consolidated financial statements:
“Oaktree” refers to the Oaktree Operating Group and, where applicable, their respective subsidiaries and affiliates; and the “Company” refers to Oaktree Capital I, L.P. (“Oaktree Capital I”) and, where applicable, its subsidiaries and affiliates.
Oaktree is a leader among global investment managers specializing in alternative investments. Oaktree emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, equity, and real estate. Funds managed by Oaktree (the “Oaktree funds”) include commingled funds, separate accounts, collateralized loan obligation vehicles (“CLOs”) and business development companies (“BDCs”). Commingled funds include open-end and closed-end limited partnerships in which Oaktree makes an investment and for which it serves as the general partner. CLOs are structured finance vehicles in which Oaktree typically makes an investment and for which it serves as collateral manager.
Brookfield Oaktree Holdings, LLC (“BOH”) is a Delaware limited liability company that was formed on April 13, 2007 under the name of Oaktree Capital Group, LLC.
On July 1, 2024, an internal Oaktree reorganization was effected to facilitate the change of the general partner of Oaktree Capital I from Brookfield OCM Holdings II, LLC to Oaktree Capital I GP, LLC, a newly formed subsidiary of Oaktree Capital Holdings, LLC (“OCH”) (the “2024 Restructuring”). As a result of the 2024 Restructuring, BOH deconsolidated the Company effective July 1, 2024 and subsequently accounts for its interest in the Company using the equity method.
The Oaktree business is conducted through a group of six operating entities collectively referred to as the “Oaktree Operating Group.” The Oaktree Operating Group consists of: (i) the Company, which acts as or controls the general partner of certain Oaktree funds and which holds a majority of Oaktree’s investments in its funds, (ii) Oaktree Capital II, L.P. (“Oaktree Capital II”), a series limited partnership which acts as or controls the general partner of certain Oaktree funds and which includes Oaktree’s investments in certain funds and other businesses, including Oaktree’s investment in DoubleLine Capital, L.P., (iii) Oaktree Capital Management, L.P. (“OCM”), the entity that serves as the U.S. registered investment adviser to most of the Oaktree funds, (iv) Oaktree Capital Management (Cayman), L.P. (“OCM Cayman”), which represents Oaktree’s non-U.S. fee business, (v) Oaktree Investment Holdings, L.P. (“Oaktree Investment Holdings”), which holds certain corporate investments in other entities and (vi) Oaktree AIF Investments, L.P. (“Oaktree AIF”), which primarily holds interests in certain Oaktree fund investments for regulatory and structuring purposes.
Basis of Presentation
The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of the Company, its wholly-owned or majority-owned subsidiaries and entities in which the Company is deemed to have a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. Certain of the Oaktree funds consolidated by the Company are investment companies that follow a specialized basis of accounting established by GAAP. All intercompany transactions and balances have been eliminated in consolidation.
Subsequent to the 2024 Restructuring, the Company was deemed to be a significant equity investee of BOH under Rule 3-09 of Regulation S-X for the fiscal year ended December 31, 2024. As such, the Company's audited consolidated financial statements have been presented only for the period from July 1, 2024, the date at which the Company became a significant equity investee of BOH, through December 31, 2024. As of December 31, 2025, the Company continued to meet the significance criteria and remained a significant equity investee of BOH.

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
Use of Estimates
The preparation of the consolidated financial statements in accordance with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of income and expenses during the period then ended. Actual results could differ from these estimates.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Accounting Policies of the Company
Consolidation
The Company consolidates entities in which it has a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. A limited partnership or similar entity is a variable interest entity (“VIE”) if the unaffiliated limited partners do not have substantive kick-out or participating rights. Most of the Oaktree funds are VIEs because they have not granted unaffiliated limited partners substantive kick-out or participating rights. The Company consolidates those VIEs in which it is the primary beneficiary. An entity is deemed to be the primary beneficiary if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The consolidation guidance requires an analysis to determine (a) whether an entity in which the Company holds a variable interest is a VIE and (b) whether the Company’s involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (e.g., management and performance-based fees), would give it a controlling financial interest. A decision maker’s fee arrangement is not considered a variable interest if (a) it is compensation for services provided, commensurate with the level of effort required to provide those services, and part of a compensation arrangement that includes only terms, conditions or amounts that are customarily present in arrangements for similar services negotiated at arm’s length (“at-market”), and (b) the decision maker does not hold any other variable interests that absorb more than an insignificant amount of the potential VIE’s expected residual returns.
The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion at each reporting date. In evaluating whether the Company is the primary beneficiary, the Company evaluates its economic interests in the entity held either directly by the Company or indirectly through related parties. The consolidation analysis can generally be performed qualitatively; however, if it is not readily apparent that the Company is not the primary beneficiary, a quantitative analysis may also be performed. Investments and redemptions (either by the Company, affiliates of the Company or third parties) or amendments to the governing documents of the respective Oaktree funds could affect an entity’s status as a VIE or the determination of the primary beneficiary. The Company does not consolidate most of the Oaktree funds because it is not the primary beneficiary of those funds due to the fact that its fee arrangements are considered at-market and thus not deemed to be variable interests, and it does not hold any other interests in those funds that are considered to be more than insignificant. Please see note 4 for more information regarding both consolidated and unconsolidated VIEs. For entities that are not VIEs, consolidation is evaluated through a majority voting interest model.
“Consolidated funds” refers to Oaktree-managed funds and CLOs that the Company is required to consolidate. When funds or CLOs are consolidated, the Company reflects the assets, liabilities, revenues, expenses and cash flows of the funds or CLOs on a gross basis, and the majority of the economic interests in those funds or CLOs, which are held by third-party investors, are reflected as non-controlling interests in consolidated funds or debt obligations of CLOs in the consolidated financial statements. All of the revenues earned by the Company as investment manager of the consolidated funds are eliminated in consolidation. However, because the eliminated amounts are earned from and funded by third-party investors, the consolidation of a fund does not impact net income or loss attributable to the Company.
Non-controlling Redeemable Interests in Consolidated Funds

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
The Company records non-controlling interests to reflect the economic interests of the unaffiliated limited partners in Oaktree-managed funds and the class A ordinary shareholders in Oaktree sponsored SPACs. These interests are presented as non-controlling redeemable interests in consolidated funds within the consolidated statements of financial condition, outside of the permanent capital section. Limited partners in open-end and evergreen funds generally have the right to withdraw their capital, subject to the terms of the respective limited partnership agreements, over periods ranging from one month to three years. While limited partners in consolidated closed-end funds generally have not been granted redemption rights, these limited partners do have withdrawal or redemption rights in certain limited circumstances that are beyond the control of the Company, such as instances in which retaining the limited partnership interest could cause the limited partner to violate a law, regulation or rule.
The allocation of net income or loss to non-controlling redeemable interests in consolidated funds and Oaktree sponsored SPACs is based on the relative ownership interests of the unaffiliated limited partners after the consideration of contractual arrangements that govern allocations of income or loss. At the consolidated level, potential incentives are allocated to non-controlling redeemable interests in consolidated funds until such incentives become allocable to the Company under the substantive contractual terms of the limited partnership agreements of the funds.
Fair Value of Financial Instruments
GAAP establishes a hierarchical disclosure framework that prioritizes the inputs used in measuring financial instruments at fair value into three levels based on their market observability. Market price observability is affected by a number of factors, such as the type of instrument and the characteristics specific to the instrument. Financial instruments with readily available quoted prices from an active market or for which fair value can be measured based on actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment inherent in measuring fair value.
Financial assets and liabilities measured and reported at fair value are classified as follows:
•Level I – Quoted unadjusted prices for identical instruments in active markets to which the     Company has access at the date of measurement. The types of investments in Level I include exchange-traded equities, debt and derivatives with quoted prices.
•Level II – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are directly or indirectly observable. Level II inputs include interest rates, yield curves, volatilities, prepayment risks, loss severities, credit risks and default rates. The types of investments in Level II generally include corporate bonds and loans, government and agency securities, less liquid and restricted equity investments, over-the-counter traded derivatives, debt obligations of consolidated CLOs, and other investments where the fair value is based on observable inputs.
•Level III – Valuations for which one or more significant inputs are unobservable. These inputs reflect the Company’s assessment of the assumptions that market participants use to value the investment based on the best available information. Level III inputs include prices of quoted securities in markets for which there are few transactions, less public information exists or prices vary among brokered market makers. The types of investments in Level III include non-publicly traded equity, debt, real estate and derivatives.
In some instances, the inputs used to value an instrument may fall into multiple levels of the fair-value hierarchy. In such instances, the instrument’s level within the fair-value hierarchy is based on the lowest of the three levels (with Level III being the lowest) that is significant to the fair-value measurement. The Company’s assessment of the significance of an input requires judgment and considers factors specific to the instrument. Transfers of assets into or out of each fair value hierarchy level as a result of changes in the observability of the inputs used in measuring fair value are accounted for as of the beginning of the reporting period. Transfers resulting from a specific event, such as a reorganization or restructuring, are accounted for as of the date of the event that caused the transfer.
In the absence of observable market prices, the Company values Level III investments inclusive of the Company’s investments in unconsolidated Oaktree funds using valuation methodologies applied on a consistent

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
basis. The quarterly valuation process for Level III investments begins with each portfolio company, property or security being valued by the investment and/or valuation teams. With the exception of open-end funds, all unquoted Level III investment values are reviewed and approved by (i) the Company’s valuation officer, who is independent of the investment teams, (ii) a designated investment professional of each strategy and (iii) for a substantial majority of unquoted Level III holdings as measured by market value, a valuation committee of the respective strategy. For open-end funds, unquoted Level III investment values are reviewed and approved by the Company’s valuation officer. For certain investments, the valuation process also includes a review by independent valuation parties, at least annually, to determine whether the fair values determined by management are reasonable. Results of the valuation process are evaluated each quarter, including an assessment of whether the underlying calculations should be adjusted or recalibrated. In connection with this process, the Company periodically evaluates changes in fair-value measurements for reasonableness, considering items such as industry trends, general economic and market conditions, and factors specific to the investment.
Certain assets are valued using prices obtained from pricing vendors or brokers. The Company seeks to obtain prices from at least two pricing vendors for the subject or similar securities. In cases where vendor pricing is not reflective of fair value, a secondary vendor is unavailable, or no vendor pricing is available, a comparison value made up of quotes for the subject or similar securities received from broker dealers may be used. These investments may be classified as Level III because the quoted prices may be indicative in nature for securities that are in an inactive market, may be for similar securities, or may require adjustment for investment-specific factors or restrictions. The Company evaluates the prices obtained from brokers or pricing vendors based on available market information, including trading activity of the subject or similar securities, or by performing a comparable security analysis to ensure that fair values are reasonably estimated. The Company also performs back-testing of valuation information obtained from pricing vendors and brokers against actual prices received in transactions. In addition to ongoing monitoring and back-testing, the Company performs due diligence procedures surrounding pricing vendors to understand their methodology and controls to support their use in the valuation process.
Fair Value Option
The Company has elected the fair value option for the financial assets and financial liabilities of its consolidated CLOs. The assets and liabilities of CLOs are primarily reflected within the investments, at fair value and within the debt obligations of CLOs line items in the consolidated statements of financial condition. The Company’s accounting for CLO assets is similar to its accounting for its funds with respect to both carrying investments held by CLOs at fair value and the valuation methods used to determine the fair value of those investments. The fair value of CLO liabilities are measured as the fair value of CLO assets less the sum of (a) the fair value of any beneficial interests held by the Company and (b) the carrying value of any beneficial interests that represent compensation for services. Realized gains or losses and changes in the fair value of CLO assets, respectively, are included in net realized gain on consolidated funds’ investments and net change in unrealized appreciation (depreciation) on consolidated funds’ investments in the consolidated statements of operations. Interest income of CLOs is included in interest and dividend income, and interest expense and other expenses, respectively, are included in interest expense and consolidated fund expenses in the consolidated statements of operations. Changes in the fair value of a CLO’s financial liabilities in accordance with the CLO measurement guidance are included in net change in unrealized appreciation (depreciation) on consolidated funds’ investments in the consolidated statements of operations. Please see notes 6 and 9 for more information.
Derivatives and Hedging
A derivative is a financial instrument whose value is derived from an underlying financial instrument or index, such as interest rates, equity securities, currencies, commodities or credit spreads. Derivatives include futures, forwards, swaps or option contracts, and other financial instruments with similar characteristics. Derivative contracts often involve future commitments to exchange interest payment streams or currencies based on a notional or contractual amount (e.g., interest-rate swaps, foreign-currency forwards or cross-currency swaps).
The Company enters into derivatives as part of its overall risk management strategy or to facilitate its investment management activities. The Company manages its exposure to interest rate and foreign exchange market risks, when deemed appropriate, through the use of derivatives, including foreign currency forward and option contracts, interest-rate and cross currency swaps with financial counterparties. Risks associated with

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
fluctuations in interest rates and foreign-currency exchange rates in the normal course of business are addressed as part of the Company’s overall risk management strategy that may result in the use of derivatives to economically hedge or reduce these exposures. From time to time, the Company may enter into (a) foreign-currency option and forward contracts to reduce earnings and cash-flow volatility associated with changes in foreign-currency exchange rates, and (b) interest-rate swaps to manage all or a portion of the interest-rate risk associated with its variable-rate borrowings. As a result of the use of these or other derivative contracts, the Company is exposed to the risk that counterparties will fail to fulfill their contractual obligations. The Company attempts to mitigate this counterparty risk by entering into derivative contracts only with major financial institutions that have investment-grade credit ratings. Counterparty credit risk is evaluated in determining the fair value of derivatives.
The Company recognizes all derivatives as assets or liabilities in its consolidated statements of financial condition at fair value. In connection with its derivative activities, the Company generally enters into agreements subject to enforceable master netting arrangements that allow the Company to offset derivative assets and liabilities in the same currency by specific derivative type or, in the event of default by the counterparty, to offset derivative assets and liabilities with the same counterparty. While these derivatives are eligible to be offset in accordance with applicable accounting guidance, the Company has elected to present derivative assets and liabilities based on gross fair value in its consolidated statements of financial condition.
When the Company enters into a derivative contract, it may or may not elect to designate the derivative as a hedging instrument and apply hedge accounting as part of its overall risk management strategy. In other situations, when a derivative does not qualify for hedge accounting or when the derivative and the hedged item are both recorded in current-period earnings and thus deemed to be economic hedges, hedge accounting is not applied. Freestanding derivatives are financial instruments that we enter into as part of our overall risk management strategy but do not utilize hedge accounting. These financial instruments may include foreign-currency exchange contracts, interest-rate swaps and other derivative contracts.
Cash and Cash-equivalents
Cash and cash-equivalents include demand deposit accounts, money market funds, and other short-term investments with maturities of three months or less at the date of acquisition.
At December 31, 2025 and 2024, the Company had cash balances with financial institutions in excess of Federal Deposit Insurance Corporation insured limits. The Company monitors the credit standing of these financial institutions.
Restricted cash consists of balances that are not readily available for the Company’s general operating needs, typically due to collateral, escrow, or legal requirements. The Company presents restricted cash in Other Assets.
U.S. Treasury and Other Securities
U.S. Treasury and other securities include holdings of U.S. Treasury bills, time deposit securities, notes and bonds, commercial paper, and investment grade debt securities that are issued or guaranteed by U.S. government-sponsored entities, sovereign debt, domestic and international corporate fixed and floating rate debt, and structured credit with maturities greater than three months from the date of acquisition. These securities are classified as trading and are recorded at fair value with changes in fair value included in investment income. The interest income earned on the deposit is included in the interest and dividend income.
Corporate Investments
Corporate investments may consist of investments in funds, companies in which the Company does not have a controlling financial interest, equities received as part of our sponsorship of SPACs, and non-investment grade debt securities. Investments for which the Company is deemed to exert significant influence are accounted for under the equity method of accounting and reflect Oaktree’s ownership interest in each fund or company. In the case of investments for which the Company is not deemed to exert significant influence or control, the fair value option of accounting has been elected. Investment income represents the Company’s pro-rata share of income or loss from these funds or companies, or the change in fair value of the investment, as applicable. Oaktree’s general partnership interests are substantially illiquid. While investments in funds reflect each respective fund’s holdings at

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
fair value, equity-method investments in companies are not adjusted to reflect the fair value of the underlying company. The fair value of the underlying investments in Oaktree funds is based on the Company’s assessment, which takes into account expected cash flows, earnings multiples and/or comparisons to similar market transactions, among other factors. Valuation adjustments reflecting consideration of credit quality, concentration risk, sales restrictions and other liquidity factors are integral to valuing these instruments.
Non-investment grade debt securities include domestic and international corporate fixed and floating rating debt and structured credit investments. These securities are classified as trading and are recorded at fair value with changes in fair value included in investment income.
Revenue Recognition - Incentive Income
The Company earns incentive income from the investment advisory services it provides to its customers. Revenue is recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services. These services are generally capable of being distinct and each is accounted for as separate performance obligations comprised of distinct service periods because the services are performed over time.
Incentive income generally represents 20% of each closed-end fund’s profits, subject to the return of contributed capital and a preferred return of typically 8% per annum, and up to 20% of certain evergreen fund’s annual profits, subject to high-water marks or hurdle rates. Incentive income is recognized when it is probable that a significant reversal will not occur. Revenue recognition is typically met (a) for closed-end funds, only after all contributed capital and the preferred return on that capital have been distributed to the fund’s investors, and (b) for certain evergreen funds, at the conclusion of each annual measurement period. Potential incentive income is highly susceptible to market volatility, the judgment and actions of third parties, and other factors outside of the Company’s control. The Company’s experience has demonstrated little predictive value in the amount of potential incentive income ultimately earned due to the highly uncertain nature of returns inherent in the markets and contingencies associated with many realization events. As a result, the amount of incentive income recognized in any given period is generally determined after giving consideration to a number of factors, including whether the fund is in its investment or liquidation period, and the nature and level of risk associated with changes in fair value of the remaining assets in the fund. In general, it would be unlikely that any amount of potential incentive income would be recognized until (a) the uncertainty is resolved or (b) the fund is near final liquidation, assets are under contract for sale or are at low risk of significant fluctuation in fair value, and the assets are significantly in excess of the threshold at which incentive income would be earned.
Incentives received by the Company before the revenue recognition criteria have been met are deferred and recorded as a deferred incentive income liability within accounts payable, accrued expenses and other liabilities in the consolidated statements of financial condition. The Company may receive tax distributions related to taxable income allocated by funds, which are treated as an advance of incentive income and subject to the same recognition criteria. Tax distributions are contractually not subject to clawback.
The Company may earn incentive income upon deconsolidation of a SPAC arising from the completion of a merger with an identified target. Upon deconsolidation, the Company will derecognize the net assets of the entity and record any gain or loss related to the remeasurement of its investments to fair value as incentive income in its consolidated statements of operations. Subsequent fair value changes in the Company’s investments held in the entity will be recorded in investment income in its consolidated statements of operations.
Total Compensation and Benefits
Incentive Income Compensation
Incentive income compensation expense primarily reflects compensation directly related to incentive income, which generally consists of percentage interests (sometimes referred to as “points” or an allocation of shares received upon the completion of a successful SPAC merger) that the Company grants to its investment professionals associated with the particular fund or SPAC that generated the incentive income, and secondarily, compensation directly related to investment income. The Company has an obligation to pay a fixed percentage of the incentive income earned from a particular fund or SPAC, including income from consolidated funds that is

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
eliminated in consolidation, to specified investment professionals responsible for the management of the fund or SPAC. Amounts payable pursuant to these arrangements are recorded as compensation expense when they have become probable and reasonably estimable. The Company’s determination of the point at which it becomes probable and reasonably estimable that incentive income compensation expense should be recorded is based on its assessment of numerous factors, particularly those related to the profitability, realizations, distribution status, investment profile and commitments or contingencies of the individual funds that may give rise to incentive income or the completion of a merger by an Oaktree sponsored SPAC. Incentive income compensation is generally expensed in the period in which the underlying income is recognized. Payment of incentive income compensation generally occurs in the same period the related income is received or in the next period. Participation in incentive income generated by the funds or SPACs is subject to forfeiture upon departure and to vesting provisions (generally over a period of five years), in each case, under certain circumstances set forth in the applicable governing documents. These provisions are generally only applicable to incentive income compensation that has not yet been recognized as an expense by the Company or paid to the participant.
Other Income (Expense), Net
Other income (expense), net represents non-operating income or expense items.
Income Taxes
The Company is treated as a partnership for tax purposes, with the tax effects of its activities flowing through to the income tax returns of its unitholders. Consequently, no provision for income taxes is made except for non-U.S. and state and local income taxes incurred directly by the Company. The Company recorded no tax expense for the year ended December 31, 2025 and the six months ended December 31, 2024.
Oaktree analyzes its tax filing positions for all open tax years in all of the non-U.S. and state and local tax jurisdictions where it is required to file income tax returns. If the Company determines that uncertainties in tax positions exist, a reserve is established. Oaktree recognizes accrued interest and penalties related to uncertain tax positions within income tax expense in the consolidated and combined statements of operations. As of December 31, 2025 and 2024, there was no aggregate amount of interest and penalties accrued.
The Company files its tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state, local and non-U.S. tax regulators. With limited exceptions, the Company is no longer subject to income tax audits by taxing authorities for the years before 2022. Although the outcome of tax audits is always uncertain, the Company does not believe the outcome of any current audit will have a material adverse effect on the Company’s consolidated and combined financial statements.
Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under GAAP. Oaktree reviews its tax positions quarterly and adjusts its tax balances as new information becomes available.
Accounting Policies of Consolidated Funds
Investment Transactions and Income Recognition
The consolidated funds record investment transactions at cost on trade date for publicly-traded securities or when they have an enforceable right to acquire the security, which is generally on the closing date if not publicly traded. Realized gains and losses on investments are recorded on a specific-identification basis. The consolidated funds record dividend income on the ex-dividend date and interest income on an accrual basis, unless the related investment is in default or if collection of the income is otherwise considered doubtful. The consolidated funds may hold investments that provide for interest payable in-kind rather than in cash, in which case the related income is recorded at its estimated net realizable amount.
Income Taxes

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
The consolidated funds may invest in operating entities that are treated as partnerships for U.S. federal income tax purposes which may give rise to unrelated business taxable income or income effectively connected with a U.S. trade or business. In such situations, the consolidated funds permit certain investors to elect to participate in these investments through a “blocker structure” using entities that are treated as corporations for U.S. federal income tax purposes and are generally subject to U.S. federal, state and local taxes. The consolidated funds withhold blocker expenses and tax payments from electing limited partners, which are treated as deemed distributions to such limited partners pursuant to the terms of the respective limited partnership agreement.
Foreign Currency
Investments denominated in non-U.S. currencies are recorded in the consolidated financial statements after translation into U.S. dollars utilizing rates of exchange on the last business day of the period. Interest and dividend income is recorded net of foreign withholding taxes and calculated using the exchange rate in effect when the income is recognized. The effect of changes in exchange rates on assets and liabilities, income, and realized gains or losses is included as part of net realized gain (loss) on consolidated funds’ investments and net change in unrealized appreciation (depreciation) on consolidated funds’ investments in the consolidated statements of operations.
Cash and Cash-equivalents
Cash and cash-equivalents held at the consolidated funds represent cash that, although not legally restricted, is not available to support the general liquidity needs of the Company as the use of such amounts is generally limited to the investment activities of the consolidated funds. Cash-equivalents, a Level I valuation, include highly liquid investments such as money market funds, whose carrying value approximates fair value due to its short-term nature.
Receivable for Investments Sold
Receivables for investments sold by the consolidated funds are recorded at net realizable value. Changes in net realizable value are reflected within net change in unrealized appreciation (depreciation) on consolidated funds’ investments and realizations are reflected within net realized gain on consolidated funds’ investments in the consolidated statements of operations.
Investments, at Fair Value
The consolidated funds include investment limited partnerships and CLOs that reflect their investments, including majority-owned and controlled investments, at fair value. The Company has retained the specialized investment company accounting guidance for investment limited partnerships with respect to consolidated investments and has elected the fair value option for the financial assets of CLOs. Thus, the consolidated investments are reflected in the consolidated statements of financial condition at fair value, with unrealized gains and losses resulting from changes in fair value reflected as a component of net change in unrealized appreciation (depreciation) on consolidated funds’ investments in the consolidated statements of operations. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., the exit price).
Non-publicly traded debt and equity securities and other securities or instruments for which reliable market quotations are not available are valued by management using valuation methodologies applied on a consistent basis. These securities may initially be valued at the acquisition price as the best indicator of fair value. The Company reviews the significant unobservable inputs, valuations of comparable investments and other similar transactions for investments valued at acquisition price to determine whether another valuation methodology should be utilized. Subsequent valuations will depend on the facts and circumstances known as of the valuation date and the application of valuation methodologies as further described below under “—Non-publicly Traded Equity and Real Estate Investments.” The fair value may also be based on a pending transaction expected to close after the valuation date.
Exchange-traded Investments

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
Securities listed on one or more national securities exchanges are valued at their last reported sales price on the date of valuation. If no sale occurred on the valuation date, the security is valued at the mean of the last “bid” and “ask” prices on the valuation date. Securities that are not readily marketable due to legal restrictions that may limit or restrict transferability are generally valued at a discount from quoted market prices. The discount would reflect the amount market participants would require due to the risk relating to the inability to access a public market for the security for the specified period and would vary depending on the nature and duration of the restriction and the perceived risk and volatility of the underlying securities. Securities with longer duration restrictions or higher volatility are generally valued at a higher discount. Such discounts are generally estimated based on put option models or an analysis of market studies. Instances where the Company has applied discounts to quoted prices of restricted listed securities have been infrequent. The impact of such discounts is not material to the Company’s consolidated statements of financial condition and results of operations for all periods presented.
Credit-oriented Investments (including Real Estate Loan Portfolios)
Investments in corporate and government debt which are not listed or admitted to trading on any securities exchange are valued at the mean of the last bid and ask prices on the valuation date based on quotations supplied by recognized quotation services or by reputable broker-dealers.
The market-yield approach is considered in the valuation of non-publicly traded debt securities, utilizing expected future cash flows and discounted using estimated current market rates. Discounted cash-flow calculations may be adjusted to reflect current market conditions and/or the perceived credit risk of the borrower. Consideration is also given to a borrower’s ability to meet principal and interest obligations; this may include an evaluation of collateral and/or the underlying value of the borrower utilizing techniques described below under “—Non-publicly Traded Equity and Real Estate Investments.”
Non-publicly Traded Equity and Real Estate Investments
The fair value of equity and real estate investments is determined using a cost, market or income approach. The cost approach is based on the current cost of reproducing a real estate investment less deterioration and functional and economic obsolescence. The market approach utilizes valuations of comparable public companies and transactions, and generally seeks to establish the enterprise value of the portfolio company or investment property using a market-multiple methodology. This approach takes into account the financial measure (such as EBITDA, adjusted EBITDA, free cash flow, net operating income, net income, book value or net asset value) believed to be most relevant for the given company or investment property. Consideration also may be given to factors such as acquisition price of the security or investment property, historical and projected operational and financial results for the portfolio company, the strengths and weaknesses of the portfolio company or investment property relative to its comparable companies or properties, industry trends, general economic and market conditions, and others deemed relevant. The income approach is typically a discounted cash-flow method that incorporates expected timing and level of cash flows. It incorporates assumptions in determining growth rates, income and expense projections, discount and capitalization rates, capital structure, terminal values, and other factors. The applicability and weight assigned to market and income approaches are determined based on the availability of reliable projections and comparable companies and transactions.
The valuation of securities may be impacted by expectations of investors’ receptiveness to a public offering of the securities, the size of the holding of the securities and any associated control, information with respect to transactions or offers for the securities (including the transaction pursuant to which the investment was made and the elapsed time from the date of the investment to the valuation date), and applicable restrictions on the transferability of the securities.
These valuation methodologies involve a significant degree of management judgment. Accordingly, valuations by the Company do not necessarily represent the amounts that eventually may be realized from sales or other dispositions of investments. Fair values may differ from the values that would have been used had a ready market for the investment existed, and the differences could be material to the consolidated financial statements.
Securities Sold Short
Securities sold short represent obligations of the consolidated funds to make a future delivery of a specific

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
security and, correspondingly, create an obligation to purchase the security at prevailing market prices (or deliver the security, if owned by the consolidated funds) as of the delivery date. As a result, these short sales create the risk that the funds’ obligations to satisfy the delivery requirement may exceed the amount recorded in the accompanying consolidated statements of financial condition.
Securities sold short are recorded at fair value, with the resulting change in value reflected as a component of net change in unrealized appreciation (depreciation) on consolidated funds’ investments in the consolidated statements of operations. When the securities are delivered, any gain or loss is included in net realized gain on consolidated funds’ investments. The funds maintain cash deposits with prime brokers in order to cover their obligations on short sales. These amounts are included in due from brokers in the consolidated statements of financial condition.
Options
The purchase price of a call option or a put option is recorded as an investment, which is carried at fair value. If a purchased option expires, a loss in the amount of the cost of the option is realized. When there is a closing sale transaction, a gain or loss is realized if the proceeds are greater or less than, respectively, the cost of the option. When a call option is exercised, the cost of the security purchased upon exercise is increased by the premium originally paid.
When a consolidated fund writes an option, the premium received is recorded as a liability and is subsequently adjusted to the current fair value of the option written. If a written option expires, a gain is realized in the amount of the premium received. The difference between the premium and the amount paid on effecting a closing purchase transaction, including brokerage commissions, is also treated as a realized gain or loss. The writer of an option bears the market risk of an unfavorable change in the price of the security underlying the written option. Options written are included in accounts payable, accrued expenses and other liabilities in the consolidated statements of financial condition.
Total-return Swaps
A total-return swap is an agreement to exchange cash flows based on an underlying asset. Pursuant to these agreements, a fund may deposit collateral with the counterparty and may pay a swap fee equal to a fixed percentage of the value of the underlying security (notional amount). A fund earns interest on cash collateral held on account with the counterparty and may be required to deposit additional collateral equal to the unrealized appreciation or depreciation on the underlying asset. Changes in the value of the swaps, which are recorded as unrealized gains or losses, are based on changes in the underlying value of the security. All amounts exchanged with the swap counterparty representing capital appreciation or depreciation, dividend income and expense, items of interest income on short proceeds, borrowing costs on short sales, and commissions are recorded as realized gains or losses. Dividend income and expense on the underlying assets are accrued as unrealized gains or losses on the ex-date.
Due From Brokers
Due from brokers represents cash owned by the consolidated funds and cash collateral on deposit with brokers and counterparties that are used as collateral for the consolidated funds’ securities and swaps.
Risks and Uncertainties
Certain consolidated funds invest primarily in the securities of entities that are undergoing, or are considered likely to undergo, reorganization, debt restructuring, liquidation or other extraordinary transactions. Investments in such entities are considered speculative and involve substantial risk of principal loss. Certain of the consolidated funds’ investments may also consist of securities that are thinly traded, securities and other assets for which no market exists, and securities which are restricted as to their transferability. Additionally, investments are subject to concentration and industry risks, reflecting numerous factors, including political, regulatory or economic issues that could cause the investments and their markets to be relatively illiquid and their prices relatively volatile. Investments denominated in non-U.S. currencies or involving non-U.S. domiciled entities are subject to risks and special considerations not typically associated with U.S. investments. Such risks may include, but are not limited to,

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
investment and repatriation restrictions; currency exchange-rate fluctuations; adverse political, social and economic developments; less liquidity; smaller capital markets; and certain local tax law considerations.
Credit risk is the potential loss that may be incurred from the failure of a counterparty or an issuer to make payments according to the terms of a contract. Some consolidated funds are subject to additional credit risk due to strategies of investing in debt of financially distressed issuers or derivatives, as well as involvement in privately-negotiated structured notes and structured-credit transactions. Counterparties include custodian banks, major brokerage houses and their affiliates. The Company monitors the creditworthiness of the financial institutions with which it conducts business.
Bank debt has exposure to certain types of risk, including interest rate, market, and the potential non-payment of principal and interest as a result of default or bankruptcy of the issuer. Loans are generally subject to prepayment risk, which will affect the maturity of such loans. The consolidated funds may enter into bank debt participation agreements through contractual relationships with a third-party intermediary, causing the consolidated funds to assume the credit risk of both the borrower and the intermediary.
Certain consolidated funds may invest in real property and real estate-related investments, including commercial mortgage-backed securities (“CMBS”) and real estate loans, that entail substantial inherent risks. There can be no assurance that such investments will increase in value or that significant losses will not be incurred. CMBS are subject to a number of risks, including credit, interest rate, prepayment and market. These risks can be affected by a number of factors, including general economic conditions, particularly those in the area where the related mortgaged properties are located, the level of the borrowers’ equity in the mortgaged properties, and the relative timing and rate of delinquencies and prepayments of mortgage loans bearing a higher rate of interest. Real estate loans include residential or commercial loans that are non-performing at the time of their acquisition or that become non-performing following their acquisition. Non-performing real estate loans may require a substantial amount of workout negotiations or restructuring, which may entail, among other things, a substantial reduction in the interest rate and/or write-down of the principal balance. Moreover, foreclosure on collateral securing one or more real estate loans held by the consolidated funds may be necessary, which may be lengthy and expensive. Residential loans are typically subject to risks associated with the value of the underlying properties, which may be affected by a number of factors including general economic conditions, mortgage qualification standards, local market conditions such as employment levels, the supply of homes, and the safety, convenience and attractiveness of the properties and neighborhoods. Commercial loans are typically subject to risks associated with the ability of the borrower to repay, which may be impacted by general economic conditions, as well as borrower-specific factors including the quality of management, the ability to generate sufficient income to make scheduled principal and interest payments, or the ability to obtain alternative financing to repay the loan.

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
Certain consolidated funds hold over-the-counter derivatives that may allow counterparties to terminate derivative contracts prior to maturity under certain circumstances, thereby resulting in an accelerated payment of any net liability owed to the counterparty.
Recent Accounting Developments
In March 2020, the Financial Accounting Standards Board (“FASB”) issued guidance which provides temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from LIBOR and other interbank offered rates to alternative reference rates. The guidance is effective upon issuance and generally may be elected over time through December 31, 2024. The Company did not adopt any of the optional expedients or exceptions.
In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, which enhances existing annual income tax disclosures, primarily disaggregation of: (i) effective tax rate reconciliation using both percentages and amounts into specific categories, with further disaggregation by nature and/or jurisdiction of certain categories that meet the threshold of 5% of expected tax; and (ii) income taxes paid (net of refunds received) between federal, state/local and foreign, with further disaggregation by jurisdiction if 5% or more of total income taxes paid (net of refunds received). The ASU also eliminates existing disclosures related to: (a) reasonably possible significant changes in total amount of unrecognized tax benefits within 12 months of reporting date; and (b) cumulative amount of each type of temporary difference for which deferred tax liability has not been recognized (due to exception to recognizing deferred taxes related to subsidiaries and corporate joint ventures). This ASU is effective January 1, 2026, with early adoption permitted in the interim or annual periods. Transition is prospective with the option to apply retrospective application. The Company will adopt the ASU on its prospective basis and does not expect this new guidance to have a material impact on its annual income tax disclosures.
3. REVENUES
The Company earns incentive income generated by the funds, for which it serves as general partner. Revenues are affected by economic factors related to the asset class composition of the holdings and the contractual terms such as the basis for calculating the incentive income and investors’ ability to redeem. Revenues by fund structure are set forth below.

	Twelve months ended December 31, 2025	Six months ended December 31, 2024
Incentive Income
Closed-end	$340,202	$193,521
Evergreen	71,276	46,265
Total	$411,478	$239,786
Contract Balances
Incentive income is received generally after all contributed capital and the preferred return on that capital have been distributed to the fund’s investors. Contract assets relate to the Company’s conditional right to receive payment for its performance completed under the contract. Receivables are recorded when the right to consideration becomes unconditional (i.e., only requires the passage of time). Contract liabilities (i.e., deferred revenues) relate to payments received in advance of performance under the contract. Contract liabilities are recognized as revenues when the Company provides investment management services.

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
The table below sets forth contract balances for the periods indicated:

	As of December 31,
	2025	2024

Receivables	$55,735	$65,700
Contract assets (1)	84,789	153,058
Contract liabilities (2)	—	(525)

(1)    The changes in the balances primarily relate to accruals, net of payments received.
(2)     Revenue recognized for the twelve months ended December 31, 2025 and the six months ended December 31, 2024 from amounts included in the contract liability balance were $0.6 million and $0.5 million, respectively.
4. VARIABLE INTEREST ENTITIES
The Company consolidates VIEs for which it is the primary beneficiary. VIEs include funds managed by Oaktree and CLOs for which Oaktree acts as collateral manager. The purpose of these VIEs is to provide investment opportunities for investors in exchange for management fees and, in certain cases, performance-based fees. While the investment strategies of the funds and CLOs differ by product, in general the fundamental risks of the funds and CLOs have similar characteristics, including loss of invested capital and reduction or absence of management and performance-based fees. As general partner or collateral manager, respectively, Oaktree generally considers itself the sponsor of the applicable fund or CLO. The Company does not provide performance guarantees and, other than capital commitments, has no financial obligation to provide funding to VIEs.
Consolidated VIEs
As of December 31, 2025, the Company consolidated 17 VIEs for which it was the primary beneficiary, including 9 funds managed by Oaktree and 8 CLOs for which Oaktree serves as collateral manager. As of December 31, 2024, the Company consolidated 10 VIEs for which it was the primary beneficiary, including 6 funds managed by Oaktree and 4 CLOs for which Oaktree serves as collateral manager.

As of December 31, 2025, the assets and liabilities of the 17 consolidated VIEs amounted to $5.3 billion and $3.8 billion, respectively. As of December 31, 2024, the assets and liabilities of the 10 consolidated VIEs amounted to $2.9 billion and $2.0 billion, respectively. The assets of these consolidated VIEs primarily consisted of investments in debt and equity securities, while their liabilities primarily represented debt obligations issued by consolidated funds. The assets of these VIEs may be used only to settle obligations of the same VIE. In addition, there is no recourse to the Company for the VIEs’ liabilities. As of December 31, 2025 and 2024, the Company’s investments in consolidated VIEs had a carrying value of $0.4 billion and $0.3 billion, respectively, which represented its maximum risk of loss as of that date.
Unconsolidated VIEs
The Company holds variable interests in certain VIEs in the form of direct equity interests that are not consolidated because it is not the primary beneficiary, inasmuch as Oaktree’s fee arrangements are considered at-market and it does not hold interests in those entities that are considered more than insignificant.
The carrying value of the Company’s investments in VIEs that were not consolidated are shown below.

	Carrying Value as of December 31,
	2025	2024

Corporate investments	$617,828	$849,881
Due from affiliates	140,467	218,536
Maximum exposure to loss	$758,295	$1,068,417

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
5. INVESTMENTS
Corporate Investments
Corporate investments consisted of the following:

	As of December 31,
Corporate Investments	2025	2024

Equity-method investments:
Funds	$759,905	$893,095
Companies	5,471	—
Other investments, at fair value	221,685	172,053
Total corporate investments	$987,061	$1,065,148
The components of investment income (loss) are set forth below:

Investment Income (Loss)	Twelve months ended December 31, 2025	Six months ended December 31, 2024

Equity-method investments:
Funds	$51,271	$26,853
Companies	1,528	—
Other investments, at fair value	(42,459)	(1,137)
Total investment income	$10,340	$25,716
Equity-method Investments
The Company’s equity-method investments include its investments in Oaktree funds for which it serves as general partner, and other third-party funds and companies that are not consolidated, but for which the Company is deemed to exert significant influence. The Company’s share of income or loss generated by these investments is recorded within investment income in the consolidated statements of operations. The Company’s equity-method investments in Oaktree funds principally reflect the Company’s general partner interests in those funds, which typically does not exceed 2.5% in each fund. The Oaktree funds are investment companies that follow a specialized basis of accounting established by GAAP.
Other Investments, at Fair Value
Other investments, at fair value primarily consist of (a) investments in certain Oaktree and non-Oaktree funds, (b) non-investment grade debt securities and (c) derivatives utilized to hedge the Company’s exposure to investment income earned from its funds.
The following table summarizes net gains (losses) attributable to the Company’s other investments at fair value:

	Twelve months ended December 31, 2025	Six months ended December 31, 2024

Realized gain (loss)	$6,102	$2,089
Net change in unrealized gain (loss)	(48,561)	(3,226)
Total gain (loss)	$(42,459)	$(1,137)

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
Investments of Consolidated Funds
Investments, at Fair Value
Investments held and securities sold short by the consolidated funds are summarized below:

	Fair Value as of December 31,		Fair Value as a Percentage of Investments of Consolidated Funds as of December 31,
Investments	2025	2024	2025	2024
United States:
Total debt securities (cost:$3,801,968 and $2,129,055 as of December 31, 2025 and 2024, respectively)	$3,796,870	$2,135,362	80.9%	88.1%
Total equity securities (cost: $64,383 and $3,436 as of December 31, 2025 and 2024, respectively)	66,059	3,933	1.4	0.1
Total real estate securities (cost: $377 and $0 as of December 31, 2025 and 2024, respectively))	864	—	—	—

Europe:
Total debt securities (cost: $414,972 and $252,812 as of December 31, 2025 and 2024, respectively)	417,140	251,616	8.9	10.3
Total equity securities (cost: $258,988 and $180 as of December 31, 2025 and 2024, respectively)	258,509	390	5.5	—
Asia and other:
Total debt securities (cost: $151,457 and $38,980 as of December 31, 2025 and 2024, respectively)	149,627	35,056	3.3	1.5

Total equity securities (cost: $4,611 and $0 as of December 31, 2025 and 2024, respectively))	1,398	—	—	—

Total debt securities	4,363,637	2,422,034	93.1	99.8
Total equity securities	325,966	4,323	6.9	0.2
Total real estate	864	—	—	—
Total investments, at fair value	$4,690,467	$2,426,357	100.0%	100.0%

    As of December 31, 2025, the following issuers or investments had a fair value that exceeded 5% of the Company’s total consolidated net assets.

Principal Amount/ Number of Shares	Investments	Combined Fair Value
242,501	Aurora PFD Stock Private (USD)	$257,627

As of December 31, 2024, no single issuer or investment had a fair value that exceeded 5% of the Company’s total consolidated net assets.
Net Gains (Losses) From Investment Activities of Consolidated Funds
Net gains (losses) from investment activities in the consolidated statements of operations consist primarily of realized and unrealized gains and losses on the consolidated funds’ investments (including foreign exchange gains and losses attributable to foreign-denominated investments and related activities) and other financial instruments. Unrealized gains or losses result from changes in the fair value of these investments and other financial instruments. Upon disposition of an investment, unrealized gains or losses are reversed and an offsetting realized gain or loss is recognized in the current period.
The following table summarizes net gains (losses) from investment activities:

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)

	Twelve months ended December 31,		Six months ended December 31,
	2025		2024
	Net Realized Gain (Loss) on Investments	Net Change in Unrealized Appreciation (Depreciation) on Investments	Net Realized Gain (Loss) on Investments	Net Change in Unrealized Appreciation (Depreciation) on Investments

Investments and other financial instruments	$1,448	$9,474	$4,155	$3,923
CLO liabilities (1)	(1,382)	(9,788)	73	(4,643)
Foreign-currency forward contracts (2)	(1,824)	(3,789)	(956)	4,148
Total return, interest rate and credit default swaps (2)	(99)	(6)	—	(2,955)
Options and futures (2)	(444)	(174)	(814)	(1,136)
Commodity swaps (2)	—	—	(2,787)	6,860
Total	$(2,301)	$(4,283)	$(329)	$6,197

(1)    Represents the net change in the fair value of CLO liabilities based on the more observable fair value of CLO assets, as measured under the CLO measurement guidance. Please see note 2 for more information.
(2)    Please see note 7 for additional information.

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
6. FAIR VALUE
Fair Value of Financial Assets and Liabilities
The short-term nature of cash and cash-equivalents, U.S. Treasury and other securities, receivables and accounts payable causes each of their carrying values to approximate fair value. The fair value of short-term investments included in cash and cash-equivalents and U.S. Treasury and other securities is a Level I valuation. The Company’s other financial assets and financial liabilities by fair-value hierarchy level are set forth below. Please see notes 9 and 12 for the fair value of the Company’s outstanding debt obligations and amounts due from/to affiliates, respectively.

	As of December 31, 2025				As of December 31, 2024
	Level I	Level II	Level III (1)	Total	Level I	Level II	Level III	Total
Assets
Corporate investments	$105,699	$—	$118,839	$224,538	$56,585	$87	$106,446	$163,118
SPAC common stock and earn-out shares included in other assets	—	—	—	—	9,728	—	—	9,728
Foreign-currency forward contracts included in corporate investments	—	—	—	—	—	8,935	—	8,935
Foreign-currency forward contracts included in other assets	—	3,628	—	3,628	—	—	—	—
Total assets	$105,699	$3,628	$118,839	$228,166	$66,313	$9,022	$106,446	$181,781

Liabilities
Foreign-currency forward contracts included in corporate investments	$—	$(2,853)	$—	$(2,853)	$—	$—	$—	$—
Foreign-currency forward contracts included in other liabilities	—	—	—	—	—	(9,655)	—	(9,655)
Total liabilities	$—	$(2,853)	$—	$(2,853)	$—	$(9,655)	$—	$(9,655)

(1)    The level III financial instrument represents a mezzanine loan purchased during the second quarter of 2023 and a partnership interest purchased during the fourth quarter of 2024. The loan was valued using recent market information and the significant unobservable input was broker quotations. The partnership interest was valued using recent transaction price.

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
Fair Value of Financial Instruments Held By Consolidated Funds
The short-term nature of cash and cash-equivalents held at the consolidated funds causes their carrying value to approximate fair value. The fair value of cash-equivalents is a Level I valuation. Derivatives may relate to a mix of Level I, II or III investments, and therefore their fair-value hierarchy level may not correspond to the fair-value hierarchy level of the economically hedged investment. The table below summarizes the investments and other financial instruments of the consolidated funds by fair-value hierarchy level:

	As of December 31, 2025				As of December 31, 2024
	Level I	Level II	Level III	Total	Level I	Level II	Level III	Total
Assets
Investments:
Corporate debt – bank debt	$—	$3,784,449	$168,616	$3,953,065	$—	$2,045,411	$100,601	$2,146,012
Corporate debt – all other	—	410,572	—	410,572	—	274,497	1,525	276,022
Equities – common stock	680	705	7,690	9,075	118	—	1,538	1,656
Equities – preferred stock	—	—	316,891	316,891	—	—	2,667	2,667
Real estate	—	—	864	864	—	—	—	—
Total investments	680	4,195,726	494,061	4,690,467	118	2,319,908	106,331	2,426,357
Derivatives:
Foreign-currency forward contracts	—	57	—	57	—	3,336	—	3,336
Swaps	—	—	1,600	1,600	—	—	—	—
Options and futures	112	—	—	112	318	—	—	318
Total derivatives (1)	112	57	1,600	1,769	318	3,336	—	3,654
Total assets	$792	$4,195,783	$495,661	$4,692,236	$436	$2,323,244	$106,331	$2,430,011

Liabilities
CLO debt obligations:
Senior secured notes	—	(3,209,588)	—	(3,209,588)	—	(1,576,289)	—	(1,576,289)
Subordinated notes	—	(198,774)	—	(198,774)	—	(94,063)	—	(94,063)
Total CLO debt obligations (2)	—	(3,408,362)	—	(3,408,362)	—	(1,670,352)	—	(1,670,352)
Derivatives:
Foreign-currency forward contracts	$—	$(846)	$—	$(846)	$—	$(336)	$—	$(336)
Options and futures	—	—	—	—	(38)	—	—	(38)
Total derivatives (3)	—	(846)	—	(846)	(38)	(336)	—	(374)
Total liabilities	$—	$(3,409,208)	$—	$(3,409,208)	$(38)	$(1,670,688)	$—	$(1,670,726)

(1)    Amounts are included in other assets under “assets of consolidated funds” in the consolidated statements of financial condition.
(2)    The fair value of CLO liabilities is classified based on the more observable fair value of CLO assets. Please see notes 2 and 9 for more information.
(3)    Amounts are included in accounts payable, accrued expenses and other liabilities under “liabilities of consolidated funds” in the consolidated statements of financial condition.

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
The following tables set forth a summary of changes in the fair value of Level III investments:

	Corporate Debt – Bank Debt	Corporate Debt – All Other	Equities – Common Stock	Equities – Preferred Stock	Real Estate	Swaps	Total
Twelve months ended December 31, 2025
Beginning balance	$100,601	$1,525	$1,538	$2,667	$—	$—	$106,331
Initial consolidation of funds	—	—	725	—	495	—	1,220
Transfers into Level III	1,585	—	35	—	—	—	1,620
Transfers out of Level III	(5,356)	(1,525)	(35)	—	—	—	(6,916)
Purchases	121,696	—	4,830	315,853	369	1,600	444,348
Sales	(51,156)	—	(108)	(1,949)	—	—	(53,213)
Realized gain (losses), net	(70)	—	(27)	(27)	—	—	(124)
Unrealized appreciation (depreciation), net	1,316	—	732	347	—	—	2,395
Ending balance	$168,616	$—	$7,690	$316,891	$864	$1,600	$495,661
Net change in unrealized appreciation (depreciation) attributable to assets still held at end of period	$(882)	$—	$726	$423	$—	$—	$267
Six months ended December 31, 2024
Beginning balance	$64,950	$10	$575	$2,356	$—	$—	$67,891
Initial consolidation of funds	2,962	—	—	—	—	—	2,962
Transfers into Level III	2,223	2,445	106	—	—	—	4,774
Transfers out of Level III	(9,962)	(21)	(106)	—	—	—	(10,089)
Purchases	52,914	—	895	—	—	—	53,809
Sales	(14,018)	(856)	—	—	—	—	(14,874)
Realized gains (losses), net	(1,394)	—	—	—	—	—	(1,394)
Unrealized appreciation (depreciation), net	2,926	(53)	68	311	—	—	3,252
Ending balance	$100,601	$1,525	$1,538	$2,667	$—	$—	$106,331
Net change in unrealized appreciation (depreciation) attributable to assets still held at end of period	$904	$(103)	$77	$312	$—	$—	$1,190
Total realized and unrealized gains and losses recorded for Level III investments are included in net realized gain on consolidated funds’ investments or net change in unrealized appreciation (depreciation) on consolidated funds’ investments in the consolidated statements of operations.
Transfers out of Level III are generally attributable to certain investments that experienced a more significant level of market trading activity or completed an initial public offering during the respective period and thus were valued using observable inputs. Transfers into Level III typically reflect either investments that experienced a less significant level of market trading activity during the period or portfolio companies that undertook restructurings or bankruptcy proceedings and thus were valued in the absence of observable inputs.

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
The following table sets forth a summary of the valuation techniques and quantitative information utilized in determining the fair value of the consolidated funds’ Level III investments as of December 31, 2025:

Investment Type	Fair Value	Valuation Technique	Significant Unobservable Inputs (1)(2)	Range	Weighted Average (3)

Credit-oriented investments:
	$124,145	Discounted cash flow (6)	Discount rate	3% - 27%	12%
	15	Expected Recovery (11)	Not applicable	Not applicable	Not applicable
	34,109	Recent market information (5)	Quoted prices	Not applicable	Not applicable
	11,600	Recent transaction price (4)	Quoted prices	Not applicable	Not applicable
	347	Market approach (comparable companies) (7)	Revenue multiple (8)	1.6x - 1.6x	1.6x
Equity investments:
	284,969	Recent transaction price (4)	Quoted prices	Not applicable	Not applicable
	38,191	Discounted cash flow (6)	Discount rate	8% - 20%	11%
	473	Market approach (comparable companies) (7)	Earnings multiple (10)	1.6x - 6.8x	5.6x
	761	Expected Recovery (11)	Not applicable	Not applicable	Not applicable
	187	Black Scholes (11)	Not applicable	Not applicable	Not applicable
Real estate-oriented investments:
	369	Recent transaction price (4)	Quoted prices	Not applicable	Not applicable
	495	Market approach (value of underlying assets)	Multiple of underlying assets (9)	1.0x - 1.0x	1.0x
Total Level III investments	$495,661
The following table sets forth a summary of the valuation techniques and quantitative information utilized in determining the fair value of the consolidated funds’ Level III investments as of December 31, 2024:

Investment Type	Fair Value	Valuation Technique	Significant Unobservable Inputs (1)(2)	Range	Weighted Average (3)

Credit-oriented investments:
	$73,564	Discounted cash flow (6)	Discount rate	6% - 21%	11%
	261	Market approach (comparable companies) (7)	Revenue multiple (8)	2.1x - 2.1x	2.1x
	22,534	Recent market information (5)	Quoted prices	Not applicable	Not applicable
	5,767	Recent transaction price (4)	Quoted prices	Not applicable	Not applicable
Equity investments:
	3,422	Discounted cash flow (6)	Discount rate	13% - 17%	14%
	404	Market approach (comparable companies) (7)	Earnings multiple (10)	4.0x - 7.0x	5.9x
	103	Market approach (comparable companies) (7)	Revenue multiple (8)	2.1x - 2.1x	2.1x
	276	Black Scholes (11)	Not applicable	Not applicable	Not applicable
Total Level III investments	$106,331

(1)    The discount rate is the significant unobservable input used in the fair-value measurement of performing credit-oriented investments in which the consolidated funds do not have a controlling interest in the underlying issuer, as well as certain equity investments and real estate loan portfolios. An increase (decrease) in the discount rate would result in a lower (higher) fair-value measurement.
(2)    Multiple of either earnings or underlying assets is the significant unobservable input used in the market approach for the fair-value measurement of distressed credit-oriented investments, credit-oriented investments in which the consolidated funds have a controlling interest in the underlying issuer, equity investments and certain real estate-oriented investments. An increase (decrease) in the multiple would result in a higher (lower) fair-value measurement.

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
(3)    The weighted average is based on the fair value of the investments included in the range.
(4)    Certain investments are valued based on recent transactions, generally defined as investments purchased or sold within six months of the valuation date. The fair value may also be based on a pending transaction expected to close after the valuation date.
(5)    Certain investments are valued using vendor prices or broker quotes for the subject or similar securities. Generally, investments valued in this manner are classified as Level III because the quoted prices may be indicative in nature for securities that are in an inactive market, may be for similar securities, or may require adjustment for investment-specific factors or restrictions.
(6)    A discounted cash-flow method is generally used to value performing credit-oriented investments in which the consolidated funds do not have a controlling interest in the underlying issuer, as well as certain equity investments, real estate-oriented investments and real estate loan portfolios.
(7)    A market approach is generally used to value distressed investments and investments in which the consolidated funds have a controlling interest in the underlying.
(8)    Revenue multiples are based on comparable public companies and transactions with comparable companies. The Company typically applies the multiple to trailing twelve-months’ revenue. However, in certain cases other revenue measures, such as pro forma revenue, may be utilized if deemed to be more relevant.
(9)    A market approach using the value of underlying assets utilizes a multiple, based on comparable companies, of underlying assets or the net book value of the portfolio company. The Company typically obtains the value of underlying assets from the underlying portfolio company’s financial statements or from pricing vendors. The Company may value the underlying assets by using prices and other relevant information from market transactions involving comparable assets.
(10)    Earnings multiples are based on comparable public companies and transactions with comparable companies. The Company typically utilizes multiples of EBITDA; however, in certain cases the Company may use other earnings multiples believed to be most relevant to the investment. The Company typically applies the multiple to trailing twelve-months’ EBITDA. However, in certain cases other earnings measures, such as pro forma EBITDA, may be utilized if deemed to be more relevant.
(11)     The fair value of options/warrants is estimated using the Black-Scholes-Merton valuation model. The company uses the following methods to determine the underlying assumptions: expected volatilities are based on the historical and implied volatilities of comparable companies or the subject company if the subject company is publicly traded; expected term is based on the shorter of the expected hold period for the option or the contractual term; and the risk-free rate is based on the yields on U.S. Treasury bills or bonds issued with similar terms to the expected term of the option.
A significant amount of judgment may be required when using unobservable inputs, including assessing the accuracy of source data and the results of pricing models. The Company assesses the accuracy and reliability of the sources it uses to develop unobservable inputs. These sources may include third-party vendors that the Company believes are reliable and commonly utilized by other marketplace participants. As described in note 2, other factors beyond the unobservable inputs described above may have a significant impact on investment valuations.
During the twelve months ended December 31, 2025, the valuation techniques for one equity investment was changed from market approach (comparable companies) to expected recovery. During the six months ended December 31, 2024, the valuation techniques for four credit-oriented investment were changed from market approach (comparable companies) to discounted cash flow, and one equity investment was changed from market approach (comparable companies) to recent market information.

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
7. DERIVATIVES AND HEDGING
The fair value of freestanding derivatives consisted of the following:

	Assets		Liabilities
	Notional	Fair Value	Notional	Fair Value
As of December 31, 2025
Foreign-currency forward contracts	$231,618	$3,628	$(174,922)	$(2,853)

As of December 31, 2024
Foreign-currency forward contracts	$200,872	$8,935	$(217,048)	$(9,655)
Realized and unrealized gains and losses arising from freestanding derivatives were recorded in the consolidated statements of operations as follows:

	Twelve months ended December 31, 2025	Six months ended December 31, 2024

Investment income	$(17,959)	$8,201
General and administrative expense (1)	23,082	(9,147)
Total gain (loss)	$5,123	$(946)

(1)    To the extent that the Company’s freestanding derivatives are utilized to hedge its foreign-currency exposure to investment income earned from consolidated funds, the related hedged items are eliminated in consolidation, with the derivative impact (a positive number reflects a reduction in expenses) reflected in consolidated general and administrative expense.
There were no derivatives outstanding that were designated as hedging instruments for accounting purposes as of December 31, 2025 and 2024.

Derivatives Held By Consolidated Funds
Certain consolidated funds utilize derivatives in their ongoing investment operations. These derivatives primarily consist of foreign-currency forward contracts and options utilized to manage currency risk, interest-rate swaps to hedge interest-rate risk, options and futures used to hedge certain exposures for specific securities, and total-return swaps utilized mainly to obtain exposure to leveraged loans or to participate in foreign markets not readily accessible. The primary risk exposure for options and futures is price, while the primary risk exposure for total-return swaps is credit. None of the derivative instruments are accounted for as a hedging instrument utilizing hedge accounting.

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
The fair value of derivatives held by the consolidated funds consisted of the following:

	Assets		Liabilities
	Notional	Fair Value	Notional	Fair Value
As of December 31, 2025
Foreign-currency forward contracts	$3,189	$57	$(81,401)	$(846)
Total-return and interest-rate and credit default swaps	3,200	1,600	—	—
Options and futures	195,606	112	—	—
Total	$201,995	$1,769	$(81,401)	$(846)

As of December 31, 2024
Foreign-currency forward contracts	$75,870	$3,336	$(21,940)	$(336)
Total-return and interest-rate and credit default swaps	—	—	(3)	—
Options and futures	119,356	318	(3,002)	(38)
Total	$195,226	$3,654	$(24,945)	$(374)
The impact of derivatives held by the consolidated funds in the consolidated statements of operations was as follows:

	Twelve months ended December 31,		Six months ended December 31,
	2025		2024
	Net Realized Gain (Loss) on Investments	Net Change in Unrealized Appreciation (Depreciation) on Investments	Net Realized Gain (Loss) on Investments	Net Change in Unrealized Appreciation (Depreciation) on Investments

Foreign-currency forward contracts	$(1,824)	$(3,789)	$(956)	$4,148
Total-return and interest-rate and credit default swaps	(99)	(6)	—	(2,955)
Options and futures	(444)	(174)	(814)	(1,136)
Commodity swaps	—	—	(2,787)	6,860
Total	$(2,367)	$(3,969)	$(4,557)	$6,917
Balance Sheet Offsetting
The Company recognizes all derivatives as assets or liabilities at fair value in its consolidated statements of financial condition. In connection with its derivative activities, the Company generally enters into agreements subject to enforceable master netting arrangements that allow the Company to offset derivative assets and liabilities in the same currency by specific derivative type or, in the event of default by the counterparty, to offset derivative assets and liabilities with the same counterparty. While these derivatives are eligible to be offset in accordance with applicable accounting guidance, the Company has elected to present derivative assets and liabilities based on gross fair value in its consolidated statements of financial condition. The table below sets forth the setoff rights and related arrangements associated with derivatives held by the Company. The “gross amounts not offset in statements of financial condition” columns represent derivatives that management has elected not to offset in the consolidated statements of financial condition even though they are eligible to be offset in accordance with applicable accounting guidance.

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)

	Gross Amounts of Assets (Liabilities) Presented	Gross Amounts Not Offset in Statements of Financial Condition		Net Amount
As of December 31, 2025		Derivative Assets (Liabilities)	Cash Collateral Received (Pledged)
Derivative Assets:
Foreign-currency forward contracts	$3,628	$—	$—	$3,628
Derivative assets of consolidated funds:
Foreign-currency forward contracts	57	—	—	57
Total-return and interest-rate and credit default swaps	1,600	—	—	1,600
Options and futures	112	—	—	112
Subtotal	1,769	—	—	1,769
Total	$5,397	$—	$—	$5,397

Derivative Liabilities:
Foreign-currency forward contracts	$(2,853)	$—	$—	$(2,853)
Derivative liabilities of consolidated funds:
Foreign-currency forward contracts	(846)	—	—	(846)
Total	$(3,699)	$—	$—	$(3,699)

	Gross Amounts of Assets (Liabilities) Presented	Gross Amounts Not Offset in Statements of Financial Condition		Net Amount
As of December 31, 2024		Derivative Assets (Liabilities)	Cash Collateral Received (Pledged)
Derivative Assets:
Foreign-currency forward contracts	$8,935	$—	$—	$8,935
Derivative assets of consolidated funds:
Foreign-currency forward contracts	3,336	—	—	3,336
Options and futures	318	—	—	318
Subtotal	3,654	—	—	3,654
Total	$12,589	$—	$—	$12,589

Derivative Liabilities:
Foreign-currency forward contracts	$(9,655)	$—	$—	$(9,655)
Derivative liabilities of consolidated funds:
Foreign-currency forward contracts	(336)	—	—	(336)
Options and futures	(38)	—	—	(38)
Subtotal	(374)	—	—	(374)
Total	$(10,029)	$—	$—	$(10,029)
8. GOODWILL
Goodwill represents the excess of cost over the fair value of identifiable net assets of acquired businesses. Goodwill has an indefinite useful life and is not amortized, but instead is tested for impairment annually in the fourth quarter of each fiscal year, or more frequently if events or circumstances indicate that impairment may have occurred. Goodwill is included in other assets in the consolidated statements of financial position. As of December 31, 2025 and 2024, the Company determined there was no goodwill impairment.
The carrying value of goodwill was $18.4 million as of December 31, 2025 and 2024.

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
9. DEBT OBLIGATIONS AND CREDIT FACILITIES
Oaktree Capital I Debt Obligations
On March 30, 2022, Oaktree Capital I entered into a note and guaranty agreement with certain accredited investors pursuant to which Oaktree Capital I agreed to issue and sell to such investors €50 million of its 2.20% Senior Notes, Series A, due 2032, €75 million of its 2.40% Senior Notes, Series B, due 2034, and €75 million of its 2.58% Senior Notes, Series C, due 2037. These notes are senior unsecured obligations of Oaktree Capital I, and jointly and severally guaranteed by OCM, Oaktree Capital II and Oaktree AIF. The offering closed on June 8, 2022, and Oaktree Capital I received proceeds of €200 million on the closing date.

	As of December 31,
	2025	2024
Senior unsecured notes
€50,000, 2.20%, issued in June 2022, payable on June 8, 2032	$58,792	$51,903
€75,000, 2.40%, issued in June 2022, payable on June 8, 2034	88,189	77,854
€75,000, 2.58%, issued in June 2022, payable on June 8, 2037	88,189	77,854
$300,000, 5.55%, issued in June 2025, payable on June 5, 2036	300,000	—
Total remaining principal	535,170	207,611
Less: Debt issuance costs	(2,837)	(1,129)
Total debt obligations, net	$532,333	$206,482
Oaktree Capital I Guaranty Agreements
As of December 31, 2025 and 2024, OCM, Oaktree Capital I, Oaktree Capital II, Oaktree AIF and OCM Cayman are co-obligors and jointly and severally liable for all debt obligations listed below, while the debt obligations are reflected in the consolidated financial statements based upon the entity that actually made the borrowing and received the related proceeds. Prior to 2022, OCM had historically been the only direct borrower or issuer under credit agreements and private placement notes with third parties and made all payments of principal and interest. The Company’s financial statements after the 2019 Restructuring generally do not reflect debt obligations, interest expense or related liabilities associated with OCM, Oaktree Capital II and Oaktree AIF. Subsequent to the 2022 Restructuring, the Company’s financial statements no longer reflect debt obligations, interest expense or related liabilities associated with OCM, OCM Cayman, Oaktree Capital II and Oaktree AIF.
On April 7, 2023, OCM, Oaktree Capital I, Oaktree Capital II, Oaktree AIF and OCM Cayman (collectively, the “Obligors”) entered into amendments to each of the note and guaranty agreements listed below for each series of outstanding senior notes issued by OCM and Oaktree Capital I. Pursuant to these amendments, OCM Cayman became a guarantor of each such series of senior notes. These amendments also amended certain provisions in these note and guaranty agreements, including financial definitions, in order to facilitate the joinder of OCM Cayman as an obligor. Additionally, the amendments for the note purchase agreements executed in 2014 and 2020 amended the assets under management covenants to clarify the treatment of entities that the Obligors account for using equity method accounting. On the same date that the note and guaranty agreement amendments took effect, OCM Cayman became a Borrower under the $650.0 million revolving credit facility with OCM, Oaktree Capital I, Oaktree Capital II and Oaktree AIF pursuant to a joinder agreement executed by OCM Cayman as part of the Seventh Amendment to the credit facility.
On May 20, 2020, OCM entered into a note and guaranty agreement with certain accredited investors pursuant to which OCM agreed to issue and sell to such investors $250.0 million of senior unsecured notes that bear a blended 3.68% fixed rate of interest and a weighted average maturity of 2031. These notes are guaranteed by Oaktree Capital I, along with Oaktree Capital II, Oaktree AIF and OCM Cayman, as co-obligors. The offering closed on July 22, 2020 and OCM received proceeds of $250.0 million on the closing date. As OCM is the issuer of such senior notes, the outstanding principal and interest payments guaranteed by Oaktree Capital I will not be included in the Company’s financial statements unless an event of default occurs.
Oaktree Capital I, along with certain other Oaktree Operating Group members as co-borrowers, are parties to a credit agreement with a subsidiary of Brookfield that provides for a subordinated credit facility. The subordinated credit facility has a revolving loan commitment of $250.0 million and borrowings generally bear interest at a spread

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
to either LIBOR or an alternative base rate. Borrowings on the subordinated credit facility are subordinate to the outstanding debt obligations and borrowings on the primary credit facility of Oaktree Capital I and its co-borrowers. Oaktree Capital I is jointly and severally liable, along with its co-obligors for outstanding borrowings on the subordinated credit facility. The Company’s financial statements generally will not reflect debt obligations, interest expense or related liabilities associated with the subordinated credit facility until such time as Oaktree Capital I directly borrows from it. In March 2022, this credit facility was amended to extend the revolving credit maturity date from May 19, 2023 to September 14, 2026. On October 6, 2023, an amendment was signed to further extend the maturity date to October 6, 2028 and change the interest rate to the SOFR plus 1.6% or an alternative base rate plus 0.5%. The amendment also provided that the maturity date will automatically extend annually in one-year increments until the lenders notify the borrowers of their intention to terminate the subordinated credit facility. No amounts were outstanding on the subordinated credit facility as of December 31, 2025.
On November 4, 2021, OCM entered into a note and guaranty agreement with certain accredited investors pursuant to which OCM agreed to issue and sell to such investors $200.0 million aggregate principal amount of its 3.06% Senior Notes due January 12, 2037. These notes are guaranteed by Oaktree Capital I, along with Oaktree Capital II and Oaktree AIF, as co-obligors. The offering closed on January 12, 2022 and OCM received proceeds of $200.0 million on the closing date. As OCM is the issuer of such notes, the outstanding principal and interest payments guaranteed by Oaktree Capital I will not be included in the Company’s financial statements unless an event of default occurs.
Oaktree’s bank credit facility was amended on October 4, 2024 to among other things extend the maturity date of the Credit Agreement from December 15, 2027 to October 4, 2029 with the potential to extend the maturity for up to two additional years, and changed certain lenders who are party to the Credit Agreement. Based on the current credit ratings of OCM, the interest rate on borrowings is the term SOFR reference rate plus 1.10% per annum and the commitment fee on the unused portions of the revolving credit facility is 0.10% per annum. The term SOFR reference rate is determined by the tenor of the borrowings and set by the CME Group Benchmark Administration Limited (CBA). The credit agreement contains customary financial covenants and restrictions, including ones regarding a maximum leverage ratio and a minimum required level of assets under management (as defined in the credit agreement, as amended above). As of December 31, 2025, no amounts were outstanding under the revolving credit facility.

On March 5, 2025, Oaktree Capital I received commitments from certain accredited investors to purchase $300 million of its 5.55% Senior Notes, due 2036. These notes are senior unsecured obligations of Oaktree Capital I, and jointly and severally guaranteed by OCM, Oaktree Capital II, Oaktree AIF, and OCM Cayman, as co-obligors. The offering closed on March 19, 2025 and Oaktree Capital I received proceeds of $300 million on June 5, 2025.
The fair value of the Company’s debt obligations, which are carried at amortized cost, is a Level III valuation that is estimated based on a discounted cash-flow calculation using estimated rates that would be offered to Oaktree for debt of similar terms and maturities. The fair value of these debt obligations, gross of debt issuance costs, was $508.1 million and $165.3 million as of December 31, 2025 and 2024, respectively, utilizing average borrowing rate of 5.0%.
OCM and the Company were in compliance with all financial maintenance covenants associated with its senior notes and bank credit facility as of December 31, 2025 and 2024. As of December 31, 2025 and 2024, Oaktree Capital I is jointly and severally liable, along with its co-obligors, for the debt obligations listed below with an aggregate outstanding principal balance of $1.0 billion. The Company’s maximum exposure to these debt obligations is set forth below:

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)

	As of December 31,
	2025	2024
Senior unsecured notes
$100,000, 4.01%, issued in September 2014, payable on September 3, 2026	$100,000	100,000
$100,000, 4.21%, issued in September 2014, payable on September 3, 2029	100,000	100,000
$100,000, 3.69%, issued in July 2016, payable on July 12, 2031	100,000	100,000
$250,000, 3.78%, issued in December 2017, payable on December 18, 2032	250,000	250,000
$200,000, 3.64%, issued in July 2020, payable on July 22, 2030	200,000	200,000
$50,000, 3.84%, issued in July 2020, payable on July 22, 2035	50,000	50,000
$200,000, 3.06%, issued in January 2022, payable on January 12, 2037	200,000	200,000
Total remaining principal	$1,000,000	$1,000,000
Debt Obligations of the Consolidated Funds
Certain consolidated funds may maintain revolving credit facilities that are secured by the assets of the fund or may issue senior variable rate notes to fund investments on a longer term basis, generally up to ten years. The obligations of the consolidated funds are nonrecourse to the Company.
The consolidated funds had the following debt obligations outstanding:

	Outstanding Amount as of December 31,		Key terms as of December 31, 2025
Credit Agreement	2025	2024	Facility Capacity	Effective Interest Rate	Weighted Average Remaining Maturity (years)	Commitment Fee Rate	L/C Fee
Revolving credit facilities (1)	$99,500	$74,500	$125,000	5.82%	1.92	0.35%	N/A
Total debt obligations, net	$99,500	$74,500

(1)    The credit facility capacity is calculated on a pro rata basis using fund commitments as of December 31, 2025.
The carrying value of the revolving credit facilities approximated fair value due to recent issuance. Financial instruments that are valued using quoted prices for the security or similar securities are generally classified as Level III because the quoted prices may be indicative in nature for securities that are in an inactive market, may be for similar securities, or may require adjustment for investment-specific factors or restrictions.
Debt Obligations of CLOs
Debt obligations of CLOs represent amounts due to holders of debt securities issued by the CLOs, as well as term loans of CLOs that had not priced as of period end. Outstanding debt obligations of CLOs were as follows:

	As of December 31, 2025			As of December 31, 2024
	Fair Value (1)	Weighted Average Interest Rate	Weighted Average Remaining Maturity (years)	Fair Value (1)	Weighted Average Interest Rate	Weighted Average Remaining Maturity (years)
Senior secured notes	$3,209,588	5.62%	12.1	$1,576,289	6.41%	12.8
Subordinated notes (2)	198,774	N/A	12.5	94,063	N/A	13.1
Total CLO debt obligations	$3,408,362			$1,670,352

(1)    The fair value of CLO liabilities was measured as the fair value of CLO assets less the sum of (a) the fair value of any beneficial interests held by the Company and (b) the carrying value of any beneficial interests that represent compensation for services. The fair value of the beneficial interests was calculated using a discounted cash flow model specific to each investment structure. Please see note 2 for more information.

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
(2)    The subordinated notes do not have a contractual interest rate; instead, they receive distributions from the excess cash flows generated by the CLO.

The following table set forth the significant valuation inputs, including the input range and weighted average rate utilized in determining the fair value of the Company’s CLO beneficial interests held at December 31, 2025:

Valuation Input	Significant Unobservable Input	Low	High	Weighted Average Rate

Discounted cash flow (1)	Discount Rates	10.0%	20.0%	13.5%
	Constant default rates	2.0%	2.0%	2.0%
	Recovery rates	65.0%	65.0%	65.0%
Recent transaction price	N/A	N/A	N/A	N/A

(1) The fair value of the Company’s CLO beneficial interests held at December 31, 2025 was calculated using a discounted cash flow model specific to each investment structure.
The debt obligations of CLOs are nonrecourse to the Company and are backed by the investments held by the respective CLO. Assets of one CLO may not be used to satisfy the liabilities of another. As of December 31, 2025 and 2024, the fair value of CLO assets was $3.7 billion and $2.0 billion, respectively, and consisted of cash, corporate loans, corporate bonds and other securities.
As of December 31, 2025, future scheduled principal or par value payments with respect to the debt obligations of CLOs were as follows:

2026	$56,154
2027	—
2028	—
2029	—
2030	—
Thereafter	3,335,993
Total	$3,392,147

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
10. NON-CONTROLLING REDEEMABLE INTERESTS IN CONSOLIDATED FUNDS
The following table sets forth a summary of changes in the non-controlling redeemable interests in the consolidated funds. Dividends reinvested and in-kind contributions or distributions are non-cash in nature and have been presented on a gross basis in the table below.

	Twelve months ended December 31, 2025	Six months ended December 31, 2024

Beginning balance	$545,198	$339,111
Consolidation of funds	8,384	9,115
Deconsolidation of funds	—	(931)
Contributions	783,639	294,401
Distributions	(277,369)	(50,386)
Net income	40,396	18,077
Change in distributions payable and other	—	(64,189)
Foreign currency translation and other, net	7,355	—
Ending balance	$1,107,603	$545,198
11. COMMITMENTS AND CONTINGENCIES
In the normal course of business, Oaktree enters into contracts that contain certain representations, warranties and indemnifications. The Company’s exposure under these arrangements would involve future claims that have not yet been asserted. Inasmuch as no such claims currently exist or are expected to arise, the Company has not accrued any liability in connection with these indemnifications.
Legal Actions
Oaktree, its affiliates, investment professionals, and portfolio companies are routinely involved in litigation and other legal actions in the ordinary course of their business and investing activities. In addition, Oaktree is subject to the authority of a number of U.S. and non-U.S. regulators, including the SEC and the Financial Industry Regulatory Authority, and those authorities periodically conduct examinations of Oaktree and make other inquiries that may result in the commencement of regulatory proceedings against Oaktree and its personnel. Oaktree is currently not subject to any pending actions or regulatory proceedings that either individually or in the aggregate are expected to have a material impact on its consolidated financial statements.
Incentive Income
In addition to the incentive income recognized by the Company, certain of its funds have amounts recorded as potentially allocable to the Company as its share of potential future incentive income, based on each fund’s net asset value. Inasmuch as this incentive income is contingent upon future investment activity and other factors, it is not recognized by the Company as revenue until it is probable that a significant reversal will not occur. As of December 31, 2025 and 2024, the aggregate of such amounts recorded at the fund level in excess of incentive income recognized by the Company was $1.6 billion and $1.7 billion, respectively, for which related direct incentive income compensation expense was estimated to be $0.6 billion and $0.7 billion, respectively.

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
Commitments to Funds
As of December 31, 2025 and 2024, the Company, generally in its capacity as general partner, had undrawn capital commitments of $445.3 million and $366.4 million, respectively, including commitments to both unconsolidated and consolidated funds.
Investment Commitments of the Consolidated Funds
Certain of the consolidated funds are parties to credit arrangements that provide for the issuance of letters of credit and/or revolving loans, which may require the particular fund to extend loans to investee companies. The consolidated funds use the same investment criteria in making these commitments as they do for investments that are included in the consolidated statement of financial condition. The unfunded liability associated with these credit arrangements is equal to the amount by which the contractual loan commitment exceeds the sum of funded debt and cash held in escrow, if any. As of December 31, 2025 and 2024, the consolidated funds had total outstanding debt commitments of $31.4 million and $13.4 million, respectively. As of December 31, 2025 and 2024, the consolidated funds had potential unfunded investment commitments of $68.4 million and $2.8 million, respectively.
A consolidated fund may agree to guarantee the repayment obligations of certain investee companies. As of December 31, 2025 and 2024, there were no guaranteed amounts under such arrangements.
Certain consolidated funds are investment companies that are required to disclose financial support provided or contractually required to be provided to any of their portfolio companies. During the twelve months ended December 31, 2025 and the six months ended December 31, 2024, the consolidated funds did not provide any financial support to portfolio companies.
12. RELATED-PARTY TRANSACTIONS
The Company considers its executive officers, employees, if any, and unconsolidated Oaktree funds to be affiliates (as defined in the FASB ASC Master Glossary). Amounts due from and to affiliates are set forth below. The fair value of amounts due from and to affiliates is a Level III valuation and was valued based on a discounted cash-flow analysis. The carrying value of amounts due from and to affiliates approximated fair value due to their short-term nature or because their weighted average interest rate approximated the Company’s cost of debt.

	As of December 31,
	2025	2024
Due from affiliates:
Loans to affiliates	$267,000	$222,000
Incentive tax distribution	84,789	153,058
Incentive income due from unconsolidated funds and affiliates	55,735	65,700
Payments made on behalf of unconsolidated entities	14,242	6,608
Total due from affiliates	$421,766	$447,366
Due to affiliates:
Amounts due to unconsolidated entities	7,954	24,315
Total due to affiliates	$7,954	$24,315

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
Loans To Affiliates
Loans primarily consist of interest-bearing loans made to affiliates.
On May 7, 2021, the Company, entered into two revolving line of credit notes with OCM, one as a borrower and the other as a lender. Both revolving line of credit notes allow for outstanding principal amounts not to exceed $250.0 million and mature on May 7, 2024. On February 17, 2023, the revolving line of credit notes were replaced with an intercompany loan agreement with a maturity of February 17, 2026.
As of December 31, 2025 and 2024, OCM had borrowed $267.0 million and $222.0 million, respectively, from Oaktree Capital I, which were included in due from affiliates. During the twelve months ended December 31, 2025 and six months ended December 31, 2024, the Company generated $5.7 million and $1.9 million of interest income on an average deposit balances of $129.7 million and $78.9 million, respectively, which were included in interest and dividend income. As of December 31, 2025 and 2024, there were no outstanding loans from affiliates and no interest expense was incurred for the twelve months ended December 31, 2025 or the six months ended December 31, 2024.
Due From Oaktree Funds and Affiliates
In the normal course of business, the Company advances certain expenses on behalf of Oaktree funds. Amounts advanced on behalf of consolidated funds are eliminated in consolidation. Certain expenses paid by the Company, which typically are employee travel and other costs associated with particular portfolio company holdings, are reimbursed to the Company by the portfolio companies. In addition, the Company recognizes distributions and proceeds from corporate investments in Oaktree funds for which it serves as general partner, and other third-party managed funds and companies as receivables when certain criteria is met.
Revenues Earned From Oaktree Funds
Incentive income earned from unconsolidated Oaktree funds totaled $411.5 million and $239.8 million for the twelve months ended December 31, 2025 and the six months ended December 31, 2024, respectively.
Subordinated Credit Facility
Oaktree Capital I, along with certain other Oaktree Operating Group members as co-borrowers, are parties to a credit agreement with a subsidiary of Brookfield that provides for a subordinated credit facility. The subordinated credit facility has a revolving loan commitment of $250.0 million and borrowings generally bear interest at a spread to either LIBOR or an alternative base rate. Borrowings on the subordinated credit facility are subordinate to the outstanding debt obligations and borrowings on the primary credit facility of Oaktree Capital I and its co-borrowers as detailed in note 9. Oaktree Capital I is jointly and severally liable, along with its co-obligors for outstanding borrowings on the subordinated credit facility. As set forth in note 9, the Company’s financial statements generally will not reflect debt obligations, interest expense or related liabilities associated with its operating subsidiaries until such time as Oaktree Capital I directly borrows from the subordinated credit facility. In March 2022, this credit facility was amended to extend the revolving credit maturity date from May 19, 2023 to September 14, 2026. On October 6, 2023, an amendment was signed to further extend the maturity date to October 6, 2028, and change the interest rate to SOFR plus 1.6% or an alternative base rate plus 0.5%. The amendment also provided that the maturity date will automatically extend annually in one-year increments until the lenders notify the borrowers of their intention to terminate the subordinated credit facility. No amounts were outstanding on the subordinated credit facility as of December 31, 2025 and 2024.
Deposit Agreement with Brookfield

On May 1, 2023, Brookfield and OCM, Oaktree Capital I, Oaktree Capital II, OCM Cayman, Oaktree AIF and Oaktree Investment Holdings, L.P. (collectively, the “Oaktree Depositors”) entered into a deposit agreement under which each of the Oaktree Depositors has the ability to place up to $750.0 million in the aggregate at any time on deposit with Brookfield. This deposit arrangement is set up to facilitate a more efficient use of cash across the Brookfield family of companies and provides Oaktree with the option to deposit excess operational cash.

Oaktree Capital I, L.P.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2025
($ in thousands, except where noted)
Oaktree can deposit cash from time to time, subject to the aggregate limits, and can withdraw deposited funds on two business days’ notice. Each deposit will earn interest on the outstanding principal amount at an agreed rate. There is no set maturity on any deposit balance.

As of December 31, 2025 and 2024, the Company had $236.3 million and $0.6 million, respectively, on deposit with Brookfield, which was included in the U.S. Treasury and other securities. During the twelve months ended December 31, 2025 and six months ended December 31, 2024, the Company generated $6.3 million and $5.1 million of interest income on an average deposit balances of $143.0 million and $190.0 million, respectively, which were included in interest and dividend income.
13. SUBSEQUENT EVENTS
Preferred Unit Distributions
    A distribution of $0.414063 per Series A preferred unit was paid on March 16, 2026 to Series A preferred unitholders of record at the close of business on March 1, 2026.
    A distribution of $0.409375 per Series B preferred unit was paid on March 16, 2026 to Series B preferred unitholders of record at the close of business on March 1, 2026.
Oaktree/Brookfield Transaction
On October 13, 2025, Oaktree and Brookfield announced that they have agreed on a proposed transaction whereby Brookfield will acquire the approximately 26% interest in Oaktree that it does not already own such that, upon completion of the proposed transaction, Brookfield will own 100% of Oaktree (such transaction, the “Remaining Interest Acquisition”). Subsequent to the Remaining Interest Acquisition, Brookfield will have 100% economic and voting interests in Oaktree and BOH. The Remaining Interest Acquisition is expected to close in the first half of 2026, subject to regulatory approvals and customary closing conditions.